SAUER INC.
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                                 PRESS RELEASE


FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 20, 2000

      TONIO BARLAGE, PRESIDENT & CHIEF OPERATING OFFICER OF SAUER RESIGNS;
         DAVID L. PFEIFLE TO ASSUME POSITION OF CHIEF OPERATING OFFICER

AMES, Iowa, USA, January 20, 2000--Sauer Inc. (NYSE: SHS), announced that Tonio Barlage, President and Chief Operating Officer, has chosen to resign his position as Chief Operating Officer effective today. Mr. Barlage will remain in the position of President through March 31, 2000, at which time he will leave the corporation to pursue other business interests.

In conjunction with Mr. Barlage's resignation, Sauer announced that David L. Pfeifle, Executive Vice President, will assume the position of Chief Operating Officer, also effective today.

"During Tonio's 14 years with Sauer he made significant contributions to our success during a period of tremendous growth," said Sauer Chairman and CEO Klaus Murmann. "Most recently, he was instrumental in establishing our operations in China and Slovakia, bringing about meaningful operating performance improvements in our European business units and unifying the business approach of Sauer's US and European operations."

"While Tonio will be missed, the leadership structure of the pending combination of Sauer and Danfoss Fluid Power will remain, with David L. Pfeifle of Sauer as President and Chief Executive Officer and Niels Erik Hansen of Danfoss as Executive Vice President and Chief Operating Officer," added Murmann. "This leadership team will build upon and provide continuity with the direction established by Tonio."

Sauer Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer has manufacturing and engineering capabilities in Europe, the United States and China, and has headquarters in both Neumunster, Germany, and Ames, Iowa. Sauer's common stock is listed on the New York Stock Exchange under the symbol SHS and on the Frankfurt Exchange under the symbol SAR.

   For further information please contact:

   Kenneth D. McCuskey
   Treasurer and Secretary
   Sauer Inc.
   Ames, Iowa, USA
   (515) 239-6364

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            AMERICAN OFFICE: 2800 East 13th Street, Ames, Iowa 50010
                EUROPEAN OFFICE: Krokamp 35, D-24539 Neumunster
         SAUER INC. IS THE PARENT COMPANY OF THE SAUER-SUNDSTRAND GROUP